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                                                                   EXHIBIT 10.28


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                FLEETPRIDE, INC.

                                       AND

                               THE SHAREHOLDERS OF
                       OKLAHOMA TRUCK SUPPLY ASSOC., INC.


                                FEBRUARY 24, 2000


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                                TABLE OF CONTENTS

                                                                                                               PAGE
ARTICLE I.
         PURCHASE AND SALE........................................................................................1
         1.1      Purchase Price..................................................................................1
         1.2      Existing Indebtedness...........................................................................1
         1.3      Ad Valorem Taxes................................................................................1
         1.4      Attorney Fees of Existing Shareholders..........................................................1

ARTICLE II.
         CLOSING..................................................................................................2
         2.1      Closing.........................................................................................2
         2.2      Sale of Capital Stock of Oklahoma Truck Supply..................................................2
         2.3      Payment of Purchase Price.......................................................................2
         2.4      Registered Agent................................................................................2

ARTICLE III.
         REPRESENTATIONS AND WARRANTIES OF
         THE EXISTING SHAREHOLDERS................................................................................2
         3.1      Corporate Organization and Standing.............................................................2
         3.2      Authorization...................................................................................3
         3.3      No Conflict or Violation........................................................................3
         3.4      Capitalization of Oklahoma Truck Supply.........................................................3
         3.5      Subsidiaries....................................................................................3
         3.6      Title to Shares.................................................................................4
         3.7      Facilities......................................................................................4
         3.8      Financial Statements............................................................................5
         3.9      Books and Records...............................................................................5
         3.10     Litigation......................................................................................6
         3.11     Licenses and Permits; Compliance with Laws......................................................6
         3.12     Tax Matters.....................................................................................6
         3.13     Brokers, Finders................................................................................9
         3.14     Absence of Certain Changes......................................................................9
         3.15     Material Contracts.............................................................................11
         3.16     Proprietary Rights.............................................................................12
         3.17     Labor Matters..................................................................................13
         3.18     Consents.......................................................................................13
         3.19     Employee Benefit Plans; Employment Agreements..................................................13
         3.20     Compliance with Environmental Laws.............................................................16
         3.21     Certain Business Relationships with Oklahoma Truck Supply......................................18
         3.22     Undisclosed Liabilities........................................................................18
         3.23     Insurance......................................................................................19
         3.24     Accounts Receivable............................................................................19
         3.25     Inventory......................................................................................19
         3.26     Payments.......................................................................................19
         3.27     Customers, Distributors and Suppliers..........................................................20


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
ARTICLE IV.
         REPRESENTATIONS AND WARRANTIES OF FLEETPRIDE............................................................20
         4.1      Corporate Organization and Standing............................................................20
         4.2      Authorization..................................................................................20
         4.3      No Conflict or Violation.......................................................................20
         4.4      No Other Reports...............................................................................21

ARTICLE V.
         COVENANTS...............................................................................................21
         5.1      Further Assurances.............................................................................21
         5.2      Tax Matters....................................................................................21
         5.3      Pre-Closing Date Termination of the Shareholders' Agreement and Bonus Policy
                   ..............................................................................................25

ARTICLE VI.
         CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
         BY FLEETPRIDE...........................................................................................26
         6.1      No Injunctive Proceedings......................................................................26
         6.2      Representations and Warranties.................................................................26
         6.3      Performance of Agreements......................................................................26
         6.4      Compliance Certificate.........................................................................26
         6.5      Stock Certificates.............................................................................26
         6.6      Stock Books....................................................................................26
         6.7      Officers and Directors.........................................................................27
         6.8      Opinion of Counsel.............................................................................27
         6.9      Consents, Etc..................................................................................27
         6.10     Ancillary Agreements...........................................................................27
         6.11     Nonforeign Affidavit...........................................................................27
         6.12     Terminations...................................................................................27

ARTICLE VII.
         CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
         BY THE EXISTING SHAREHOLDERS............................................................................27
         7.1      No Injunctive Proceedings......................................................................27
         7.2      Representations and Warranties.................................................................27
         7.3      Performance of Agreements......................................................................28
         7.4      Compliance Certificates........................................................................28
         7.5      Ancillary Agreements...........................................................................28
         7.6      Consents; Etc..................................................................................28
         7.7      Indemnification of Guarantor...................................................................28

ARTICLE VIII.
         ACTIONS BY THE PARTIES AFTER THE CLOSING................................................................28
         8.1      Indemnification by the Existing Shareholders...................................................28
         8.2      Indemnification by FleetPride..................................................................29
         8.3      Survival of Representations, Warranties and Covenants..........................................29
         8.4      Threshold......................................................................................29
         8.5      Notice and Opportunity to Defend...............................................................29


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
         8.6      Indemnification Payments.......................................................................30
         8.7      Insurance Effect...............................................................................30

ARTICLE IX.
         MISCELLANEOUS...........................................................................................30
         9.1      Expenses.......................................................................................30
         9.2      Notices........................................................................................31
         9.3      Counterparts...................................................................................32
         9.4      Entire Agreement...............................................................................32
         9.5      Headings.......................................................................................32
         9.6      Assignment; Amendment of Agreement.............................................................32
         9.7      Governing Law..................................................................................32
         9.8      Further Assurances.............................................................................32
         9.9      No Third-Party Rights..........................................................................32
         9.10     Non-Waiver.....................................................................................33
         9.11     Severability...................................................................................33
         9.12     Incorporation of Exhibits and Schedules........................................................33
         9.13     Knowledge......................................................................................33


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                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 24, 2000, is entered into by and among FleetPride, Inc., an Alabama corporation ("FleetPride"), and the shareholders of Oklahoma Truck Supply Assoc., Inc., an Oklahoma corporation ("Oklahoma Truck Supply"), identified on Annex A hereto (the "Existing Shareholders"). FleetPride and the Existing Shareholders are referred to herein as each a "Party" and collectively, the "Parties."

                                    RECITALS

                  WHEREAS, the Existing Shareholders own all of the capital stock of Oklahoma Truck Supply;

                  WHEREAS, FleetPride desires to acquire from the Existing Shareholders and the Existing Shareholders desire to sell to FleetPride all of the capital stock of Oklahoma Truck Supply;

                                   ARTICLE I.
                                PURCHASE AND SALE

                  1.1 Purchase Price. Upon the terms and subject to the conditions set forth herein, FleetPride will purchase from the Existing Shareholders and the Existing Shareholders will sell to FleetPride all of the capital stock of Oklahoma Truck Supply for $3,557,000, less (a) the amount of any of the Company's long-term or short-term indebtedness for borrowed money or the current portion thereof, other than Oklahoma Truck Supply's outstanding line of credit from Will Rogers Bank in the face amount of $200,000 (the "Line of Credit"), which will be paid off by FleetPride in the amount set forth on Annex B hereto at the Closing and (b) any dividend or bonus payment to the Existing Shareholders or related parties paid or declared between December 1, 1999 and the Closing Date (as defined in Section 2.1), in cash payable by wire transfer of immediately available funds to the Existing Shareholders (the "Estimated Purchase Price"), which shall be paid to the Existing Shareholders in direct proportion to their ownership interest in the capital stock as set forth on Annex A hereto, pursuant to wiring instructions to be provided by the Existing Shareholders.

                  1.2 Existing Indebtedness. FleetPride agrees (a) to pay at the Closing, in accordance with Section 1.1, the amount set forth on Annex B hereto to Will Rogers Bank with respect to the Line of Credit and (b) to obtain a letter of credit to replace the existing letter of credit from Will Rogers Bank in the face amount of $54,192.85 in favor of HD America (the "HD America Letter of Credit") either (i) prior to the Closing or (ii) as soon thereafter as reasonably practicable.

                  1.3 Ad Valorem Taxes. FleetPride or Oklahoma Truck Supply shall pay the second half of ad valorem taxes, as shown on the title commitments, with no deduction from the Estimated Purchase Price.

                  1.4 Attorney Fees of Existing Shareholders. On the Closing Date, Oklahoma Truck Supply shall pay the Existing Shareholders' attorneys fees, with no deduction from the Estimated Purchase Price.


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                                   ARTICLE II.
                                     CLOSING

                  2.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on February 24, 2000 (the "Closing Date") at the offices of Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois 60601. The place of the Closing and the Closing Date may be varied by agreement among the Parties.

                  2.2 Sale of Capital Stock of Oklahoma Truck Supply. On the terms and subject to the conditions of this Agreement, on the Closing Date, the Existing Shareholders shall sell, transfer and assign to FleetPride, and FleetPride shall purchase and acquire from the Existing Shareholders, all of the capital stock of Oklahoma Truck Supply.

                  2.3 Payment of Purchase Price. At the Closing, FleetPride shall wire transfer the Purchase Price in immediately available funds in the amounts and to the bank accounts designated by the Existing Shareholders on Annex B hereto (less an amount equal to $178,000, to be delivered to the Escrow Agent (as defined in Section 6.10) pursuant to Section 8.6 hereof.

                  2.4 Registered Agent. On the Closing Date, FleetPride shall cause the board of directors of Oklahoma Truck Supply to pass a resolution approving the change of Oklahoma Truck Supply's registered agent in the State of Oklahoma from Norman C. Long to a successor registered agent. FleetPride shall, as soon as reasonably practicable after the Closing Date, cause to be filed with the Secretary of State of the State of Oklahoma, a form effecting such change of registered agent (the "Registered Agent Form"); provided, however, that FleetPride's obligations under this Section 2.4 to file the Registered Agent Form are subject to its receipt from Norman C. Long or his representatives, of
(a) an original, executed copy of the Registered Agent Form, and (b) an original copy of the letter from the Oklahoma Tax Commission, Franchise Tax Department, stating that Oklahoma Truck Supply's franchise tax, due yearly, has been paid for the current fiscal year.

                                  ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES OF
                            THE EXISTING SHAREHOLDERS

                  The Existing Shareholders, jointly and severally, represent and warrant to FleetPride as follows, except as set forth in a disclosure schedule ("Schedule") attached hereto and made a part hereof, the number of each Schedule corresponding to the Section number to which it refers:

                  3.1 Corporate Organization and Standing. Oklahoma Truck Supply is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own or lease its properties and to carry on its business as presently conducted. Oklahoma Truck Supply has delivered to FleetPride or its representatives complete and correct copies of its Articles of Incorporation and Bylaws (or other charter documents) and all amendments thereto. Oklahoma Truck Supply is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now being conducted by it or the property owned or leased by it makes such qualification necessary, all of which are listed on Schedule 3.1.


                                        2

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                  3.2 Authorization. This Agreement, the Ancillary Agreements
(as defined in Section 6.10) and the transactions contemplated hereby and thereby have been duly authorized (in the case of non-natural persons). This Agreement and the Ancillary Agreements have been duly executed and delivered by the Existing Shareholders party thereto and are the legal, valid and binding obligations of the Existing Shareholders party thereto, enforceable against them in accordance with their terms. The Norman C. Long Trust (the "Trust"), acting by and through Norman C. Long and Jacquelin S. Long (together, the "Trustees"), has all trust power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The Trustees are authorized to execute and deliver, on behalf of the Trust, this Agreement and the Ancillary Agreements to which the Trust is a party.

                  3.3 No Conflict or Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate or cancel any indenture, contract, lease, sublease, loan agreement, note or other agreement, obligation or liability ("Contractual Obligation") to which Oklahoma Truck Supply or any Existing Shareholder is a party or by which it, he or she is bound or to which its, his or her assets are subject or result in the creation of any lien or encumbrance upon any of said assets, (b) violate, conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws (or other organizational documents) of Oklahoma Truck Supply, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Oklahoma Truck Supply or any Existing Shareholder is subject or (d) violate, conflict with or result in a breach of any applicable rule or regulation of any federal, state, local or other governmental authority.

                  3.4 Capitalization of Oklahoma Truck Supply. The authorized capital stock of Oklahoma Truck Supply consists of 2,000 shares of common stock, $10.00 par value per share (the "Common Stock"). As of the date of this Agreement, 330 shares of Common Stock are outstanding, all of which shares have been duly authorized, validly issued and are fully paid and non-assessable and are owned in the aggregate by the Existing Shareholders, and individually by the persons in the amount specified on Annex A hereto (the "Shares"). There are (a) no preemptive or similar rights on the part of any holder of any class of securities of Oklahoma Truck Supply and (b) no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Oklahoma Truck Supply, contingently or otherwise, to issue, sell or otherwise cause to be outstanding any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares.

                  3.5 Subsidiaries. Oklahoma Truck Supply does not own, and has not at any time within the past five years owned, any capital stock of, or other securities evidencing an equity interest in, any corporation, partnership or other entity.


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                  3.6 Title to Shares. The Existing Shareholders have good and valid title to the Shares, free and clear of any claims, liens, security interests, options, charges, restrictions and interests of others whatsoever, except as provided on Schedule 3.6 hereto. Upon delivery to FleetPride at the Closing of certificates representing the Shares owned by the Existing Shareholders, duly endorsed by them for transfer to FleetPride, FleetPride will obtain good and valid title to such Shares, free and clear of any claims, liens, security interests, options, charges, restrictions and interests of others whatsoever except for any restrictions created by FleetPride. The Trust, acting by and through the Trustees, has all trust power and authority to transfer the Shares to FleetPride. The Trustees, acting on behalf of the Trust, are authorized to transfer good and valid title to the Shares held by the Trust to FleetPride. There are no voting trusts, proxies, or other agreements or understandings to which Oklahoma Truck Supply or any Existing Shareholder is a party with respect to the voting, dividend rights or disposition of any of the Shares. The Existing Shareholders have no obligation, absolute or contingent, to any other person or entity to issue, sell or otherwise dispose of any capital stock of Oklahoma Truck Supply or to effect any merger, consolidation, reorganization or other business combination of Oklahoma Truck Supply or to enter into any agreement with respect thereto. [OTS to include reference to Shareholder's Agreement on Schedule 3.6]

                  3.7 Facilities. Schedule 3.7 contains a complete and accurate list of all real property used in connection with the business of Oklahoma Truck Supply (the "Real Property"), identifying which are owned ("Owned Real Property") and which are leased or subleased ("Leased Real Property"). The Owned Real Property and the Leased Real Property are sometimes hereinafter referred to collectively as the "Facilities" and individually as a "Facility."

                  (a) Owned Real Property. Oklahoma Truck Supply has not created any unrecorded encumbrances (including, without limitation, easements, restrictions, covenants, rights- of-way or reservations) affecting the Owned Real Property, and to the best knowledge of Oklahoma Truck Supply, no such unrecorded encumbrances exist. Oklahoma Truck Supply enjoys peaceful and undisturbed possession of all Owned Real Property.

                  (b) Actions. To the best knowledge of Oklahoma Truck Supply, there are no pending or threatened condemnation proceedings or other actions, claims, suits, litigation, proceedings, notices of violation, inquiry or investigations (collectively, "Actions") relating to any of the Facilities or to any improvements constructed thereon.

                  (c) Leases or Other Agreements. There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Owned Real Property or any portion thereof, or interest in any such Owned Real Property, except an outdoor billboard site leased to Donrey Outdoor Advertising, Inc. as to 7420 W. Reno.

                  (d) Facility Leases and Leased Real Property. With respect to the Leased Real Property, Oklahoma Truck Supply is the sole lessee or sublessee and has a non-mortgaged interest in the leasehold estate related thereto. Oklahoma Truck Supply enjoys peaceful and undisturbed possession of the Leased Real Property. To the best knowledge of Oklahoma Truck Supply, the Facility lease or sublease is valid, binding and enforceable in accordance with its terms. Oklahoma Truck Supply is not in default in any material respect under the Facility lease or sublease, and, to the best knowledge of Oklahoma Truck Supply, no event or condition exists that with notice or lapse of time or both would constitute a default in any material respect by Oklahoma Truck Supply under the Facility lease or sublease. True, correct and complete copies of the lease or sublease listed on Schedule 3.7, including all amendments, modifications, written waivers or supplemental agreements thereto, have been delivered to, or made available for inspection by, FleetPride or its representatives.


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


                  (e) Certificate of Occupancy. All Facilities have received all required approvals of governmental authorities (including, without limitation, permits and a certificate of occupancy or similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and are and have been operated and maintained in accordance with applicable regulations.

                  (f) Utilities. All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition that would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

                  (g) Improvements, Fixtures and Equipment. The improvements constructed on the Facilities, including, without limitation, all leasehold improvements, and all fixtures and equipment and other tangible assets owned, leased or used by Oklahoma Truck Supply at the Facilities are (i) insured to the extent shown in copies of the policies provided to FleetPride, (ii) to the best knowledge of Oklahoma Truck Supply, structurally sound with no material defects,
(iii) in good operating condition and repair, subject to ordinary wear and tear,
(iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of Oklahoma Truck Supply's business as presently conducted and (vi) in conformity with all applicable regulations.

                  (h) No Special Assessment. Oklahoma Truck Supply has not received notice of any special assessment relating to any Facility or any portion thereof, and there is no pending or threatened special assessment, except as otherwise provided in the Lease Agreement (as defined in Section 6.10).

                  3.8 Financial Statements.

                  (a) The unaudited balance sheets and statements of income, stockholders' equity and cash flows of Oklahoma Truck Supply at and for the fiscal years ended August 31, 1999 and 1998 were consistently prepared and fairly present the financial condition and results of operations of Oklahoma Truck Supply as of their respective dates and for each such period.

                  (b) Copies of the financial statements described in Section 3.8(a) have been provided to FleetPride or its representatives.

                  3.9 Books and Records. Oklahoma Truck Supply has made and kept and given FleetPride and its representatives access to books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Oklahoma Truck Supply. The minute books of Oklahoma Truck Supply accurately and adequately reflect all action taken by the shareholders, board of directors and committees of the board of directors of Oklahoma Truck Supply. The copies of the stock book records of Oklahoma Truck Supply are true, correct and complete, and accurately reflect all transactions effected in Oklahoma Truck Supply's equity interests through and including the date hereof. Oklahoma Truck Supply has not engaged in any transaction, maintained any bank account or used any corporate funds except for the transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Oklahoma Truck Supply, all of which have been provided or made available to FleetPride and its representatives.


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                  3.10 Litigation. There is no claim, action, suit, proceeding, or investigation pending or, to the knowledge of Oklahoma Truck Supply, threatened against Oklahoma Truck Supply or the directors, officers, agents or employees of Oklahoma Truck Supply (in their capacity as such), or any properties or rights of Oklahoma Truck Supply. There are no orders, writs, injunctions or decrees currently in force against Oklahoma Truck Supply or the directors, officers, agents or employees of Oklahoma Truck Supply (in their capacity as such) with respect to the conduct of Oklahoma Truck Supply's business.

                  3.11 Licenses and Permits; Compliance with Laws. Schedule 3.11 sets forth a complete list of all licenses, franchises, permits, approvals and other governmental authorizations (collectively, "Licenses and Permits") held by Oklahoma Truck Supply. Oklahoma Truck Supply owns, holds or possesses all Licenses and Permits necessary or appropriate to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted. Oklahoma Truck Supply is not in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it. To the best knowledge of Oklahoma Truck Supply, Oklahoma Truck Supply's conduct of its business has been and is in compliance with all applicable laws, statutes, ordinances and regulations. Oklahoma Truck Supply has not received any notice asserting a failure to comply with any law, statute, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency.

                  3.12 Tax Matters.

                  (a) Oklahoma Truck Supply has prepared in good faith and duly filed or caused to be duly filed all Tax Returns (as hereinafter defined) (including without limitation in respect of estimated Taxes (as hereinafter defined)) required to be filed by it with the appropriate governmental authorities, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired. All such Tax Returns were at the time of filing and are as of the date hereof true, correct and complete in all material respects. All Taxes owed by Oklahoma Truck Supply (whether or not shown on any Tax Return) have been paid within the time and in the manner prescribed by law.

                  (b) No claim has ever been made by a Taxing authority in a jurisdiction where Oklahoma Truck Supply has never filed a Tax Return that Oklahoma Truck Supply is or may be subject to taxation by that jurisdiction.
Schedule 3.12 sets forth each state, local and foreign jurisdiction in which Oklahoma Truck Supply (i) filed an income or franchise Tax Return, whether on a consolidated, combined or separate return basis, during the five year-period ended August 31, 1999 or (ii) collected or remitted any sales or use Taxes during the fiscal year ended August 31, 1999.

                  (c) The financial statements described in Section 3.8(a) reflect an adequate reserve for all Taxes payable by Oklahoma Truck Supply for all Taxable periods and portions thereof accrued through the respective dates of such financial statements. Any Taxes incurred or accrued by Oklahoma Truck Supply since September 1, 1999 have arisen in the ordinary and usual course of business determined in the same manner as for the most recent taxable period ending on or before such date. All deficiencies for any Taxes that have been proposed, asserted, or assessed against Oklahoma Truck Supply have been fully paid, or are fully reflected as a liability in such financial statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in such financial statements.

                  (d) Oklahoma Truck Supply is not a party to any pending audit, examination, action or proceeding for the assessment or collection of any Taxes, nor, to the knowledge of the Existing Shareholders or Oklahoma Truck Supply, is any such audit, examination, action or proceeding threatened. No issue has been raised by the Internal Revenue Service (the "IRS") or any other applicable taxing authority in any examination of the federal, state, local, and foreign income Tax Returns of Oklahoma Truck Supply that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Oklahoma Truck Supply is not subject to any agreements, waivers or other arrangements extending the statute of limitations for the assessment, collection or levy of any Taxes for any Taxable year or other period.

                  (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Oklahoma Truck Supply.

                  (f) Copies of all income Tax Returns of Oklahoma Truck Supply filed in respect of any Taxable year for which the assessment of Taxes is not barred by the statute of limitations or that has not been closed after examination by the IRS or other applicable taxing authority have heretofore been delivered to FleetPride or its representatives and all such Tax Returns are listed on Schedule 3.12. Oklahoma Truck Supply has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code").

                  (g) Copies of all Tax agreements (including, without limitation, agreements providing for the allocation or sharing of or indemnification with respect to Taxes) to which Oklahoma Truck Supply is a party, including any novations, transfers or assignments thereof, have heretofore been delivered to FleetPride or its representatives, and all such agreements are listed on Schedule 3.12.

                  (h) Oklahoma Truck Supply has not filed a consent pursuant to, or agreed to the application of, Section 341(f) of the Code.

                  (i) Oklahoma Truck Supply has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments, the deductibility of which would be disallowed (in whole or in part) under Section 280G of the Code.

                  (j) None of the Existing Shareholders is a foreign person within the meaning of, and no Tax is required to be withheld as a result of any the transactions contemplated by this Agreement pursuant to, Section 1445 or any other provision of the Code or of any other state, local or foreign Tax laws.

                  (k) All Taxes that are required by law to be withheld or collected by Oklahoma Truck Supply have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or properly segregated or deposited as required by applicable law.


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


                  (l) Oklahoma Truck Supply has (i) not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) no liability for the Taxes of any other person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (m) Oklahoma Truck Supply has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, any predecessor provision thereof or any similar provision of state or local law.

                  (n) Oklahoma Truck Supply has not taken any action in anticipation of the Closing not expressly required by this Agreement that would have the effect of deferring any liability for Taxes of Oklahoma Truck Supply to any Taxable period (or portion thereof) ending after the Closing Date.

                  (o) No power of attorney has been granted by Oklahoma Truck Supply with respect to any matter relating to Taxes that is currently in force.

                  For purposes of this Agreement, (x) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal and state, net income, franchise, payroll, sales, employment, use, license, property, ad valorem, withholding, excise, alternative or add-on minimum, gains, duties, fees, assessments or charges of any nature whatsoever, together with all interest, penalties, fines and additions to tax or additional amounts imposed with respect thereto, and (y) the term "Tax Returns" means any return, report, statement, election, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax. Oklahoma Truck Supply has not paid, and to its knowledge has not been required to pay or been subject to, and the definition of "Tax" set forth above shall not be deemed to include, local or foreign taxes of any kind, or gross income, profits, gross receipts, occupation, value added, user, fuel, excess, windfall profits, custom duties, transfer, documentary, stamp or other taxes.

                  3.13 Brokers, Finders. Oklahoma Truck Supply has not retained any broker or finder in connection with the transactions contemplated herein, and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

                  3.14 Absence of Certain Changes.

                  Since September 1, 1999, Oklahoma Truck Supply has conducted its business in the ordinary course and there has not occurred with respect to Oklahoma Truck Supply:

                  (a) any material adverse effect on the business, operations, assets, results of operations, financial condition or prospects of Oklahoma Truck Supply ("Material Adverse Effect");

                  (b) any revaluation of assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except in the ordinary course of business;

                  (c) any payment, discharge or satisfaction of any liabilities or obligations, other than in the ordinary course of business;

                  (d) any incurrence of liabilities, except liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves;

                  (e) any capital expenditure exceeding $10,000, the execution of any lease or the incurring of any obligation to make any capital expenditure or execute any lease other than in the ordinary course of business;

                  (f) the failure to pay or satisfy when due any liability, except where the failure would not have a Material Adverse Effect;

                  (g) any assets (whether real, personal or mixed, tangible or intangible) of Oklahoma Truck Supply becoming subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except in the ordinary course of business;

                  (h) the failure to carry on diligently the business in the ordinary course so as to preserve for FleetPride the assets, business and goodwill of Oklahoma Truck Supply's suppliers, customers, distributors and others having business relations with it;

                  (i) the disposition or lapsing of any Proprietary Rights (as defined in Section 3.16) or any disposition or disclosure to any person of any Proprietary Rights not heretofore a matter of public knowledge;

                  (j) any cancellation or waiver of any material claims or rights of value, or any sale, lease, transfer, assignment, distribution or other disposition of any assets, except for sales of inventory in the ordinary course of business, or any disposal of any material assets for any amount;

                  (k) an amendment, cancellation or termination of any contract, commitment, agreement, lease, transaction or permit relating to assets or the business or entry into any contract, commitment, agreement, lease, transaction or permit which is not in the ordinary course of business, including, without limitation, any employment or consulting agreements;

                  (l) any amendment or change to any Employee Benefit Plan (as defined in Section 3.19) or any actuarial or accounting standards applicable to any such Employee Benefit Plan, or the establishment of or commitment to establish any employee benefit plan (as defined in ERISA);

                  (m) any bonus paid or promised, an increase in the base compensation, or other payment or loan to any director, officer or employee, whether now or hereafter payable or granted (other than increases in base compensation not to exceed 5% per annum in the ordinary course consistent in timing and amount with past practices), or entry into or variation of the terms of any employment or incentive agreement with any such person;

                  (n) an adverse change in employee relations that has or is reasonably likely to have an adverse effect on the productivity, the financial condition, results of operations or business of Oklahoma Truck Supply or the relationships between the employees of Oklahoma Truck Supply and the management of Oklahoma Truck Supply;

                  (o) any change in any method of accounting or keeping books of account or accounting practices;

                  (p) any material damage, destruction or loss of any asset, whether or not covered by insurance;

                  (q) the issuance, delivery or sale of any equity securities, or alteration in terms of any outstanding securities issued by it or any increase in its indebtedness for borrowed money;

                  (r) the declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property or otherwise), the redemption, purchase or other acquisition of any shares of Common Stock, or the creation of any securities convertible into or exchangeable for any shares of Common Stock or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

                  (s) the consummation or adoption of any plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Oklahoma Truck Supply;

                  (t) the existence of any other known event or condition which, in any one case or in the aggregate, has been or might reasonably be expected to have a Material Adverse Effect; or

                  (u) an agreement to do any of the things described in the preceding clauses (a) - (t) other than as expressly provided for herein.

                  3.15 Material Contracts. Schedule 3.15 attached hereto sets forth a complete and correct list of all the Material Contracts to which Oklahoma Truck Supply or, in the case of Section 3.15(g), any Existing Shareholder, is a party. As used in this Agreement, "Material Contracts" means:

                  (a) all such contracts not made in the ordinary course of business;

                  (b) all such leases or other agreements under which Oklahoma Truck Supply is a lessor or lessee of any real property or any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the business of Oklahoma Truck Supply, which entails annual payments, in the case of any such lease or agreement, in excess of $10,000;

                  (c) all such options with respect to any property, real or personal, whether Oklahoma Truck Supply is the grantor or grantee thereunder;

                  (d) all such distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to Oklahoma Truck Supply's assets or business and that are not cancelable on not more than 30 days notice and without cancellation penalties or severance payments, in the case of any such contract or group of contracts, in excess of $10,000;

                  (e) all such mortgages, indentures, security agreements, pledges, notes, loan agreements or guaranties relating to Oklahoma Truck Supply;

                  (f) all such contracts and agreements to which Oklahoma Truck Supply is a party and which are (i) outstanding contracts with its officers, employees, agents, consultants, advisors, salespeople, sales representatives, distributors, sales agents or dealers of Oklahoma Truck Supply other than contracts which by their terms are cancelable by Oklahoma Truck Supply with notice of not more than 30 days and without cancellation penalties or severance payments, in the case of any such contract or group of contracts, in excess of $10,000, (ii) collective bargaining agreements and (iii) pension, profit-sharing, bonus, retirement, stock option or employee benefit plans or other similar plans or arrangements of Oklahoma Truck Supply;

                  (g) any covenant not to compete or similar restriction on Oklahoma Truck Supply or any Existing Shareholder;

                  (h) any contract with the United States, state or local government or any agency or department thereof, involving expenditures or liabilities in excess of $10,000; or

                  (i) any contract or agreement providing for the receipt or payment (whether the obligations are fixed or contingent) of $10,000 or more after the date of this Agreement, including, without limitation, agreements calling for penalties or payments upon voluntary termination or withdrawal by Oklahoma Truck Supply.

The Existing Shareholders have furnished to FleetPride or its representatives copies of all Material Contracts, including all amendments and supplements thereto.

                  3.16 Proprietary Rights.

                  (a) Schedule 3.16(a) lists the material patents, trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, logos and copyrights (collectively, the "Proprietary Rights") for Oklahoma Truck Supply. Schedule 3.16(a) also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered and (iii) for each copyright, the number and date of filing for each country in which a copyright has been filed. The Proprietary Rights listed in Schedule 3.16(a) are all those used by Oklahoma Truck Supply in connection with its business. True and correct copies of all patents (including all pending applications) owned, controlled, created or used by or on behalf of Oklahoma Truck Supply or in which Oklahoma Truck Supply has any interest whatsoever have been provided to FleetPride or its representatives.

                  (b) Oklahoma Truck Supply has no obligation to compensate any person for the use of any such Proprietary Rights nor has Oklahoma Truck Supply granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

                  (c) Oklahoma Truck Supply owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of Oklahoma Truck Supply by reason of the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. All of the pending patent applications have been duly filed. Oklahoma Truck Supply has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. Oklahoma Truck Supply has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person. No other person (i) has the right to use any Proprietary Rights, (ii) has notified Oklahoma Truck Supply that it is claiming any ownership of or right to use such Proprietary Rights or (iii) to the best knowledge of Oklahoma Truck Supply, is infringing upon any such Proprietary Rights in any way. Oklahoma Truck Supply's use of any Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no action has been instituted against or notices received by Oklahoma Truck Supply that are presently outstanding, alleging that Oklahoma Truck Supply's use of the Oklahoma Truck Supply name and its variations used in the Oklahoma Truck Supply business infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on the right of Oklahoma Truck Supply to sell products manufactured or remanufactured by Oklahoma Truck Supply in connection with the operation of its business.

                  3.17 Labor Matters. Oklahoma Truck Supply is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Oklahoma Truck Supply has not experienced any attempt by organized labor or its representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Oklahoma Truck Supply. There is no labor strike or labor disturbance pending or, to the best knowledge of Oklahoma Truck Supply, threatened against Oklahoma Truck Supply, nor is any grievance currently being asserted, and Oklahoma Truck Supply has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, Oklahoma Truck Supply is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986.

                  3.18 Consents. No consent, approval, authorization, order, filing, registration or qualification (each a "Consent") of or with any court, governmental authority or third person is required to be made or obtained by Oklahoma Truck Supply or any Existing Shareholder in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation by Oklahoma Truck Supply and the Existing Shareholders of the transactions contemplated herein and therein, except for (a) consents required under the Facility leases and subleases as set forth on Schedule 3.18, (b) consents listed on Schedule 3.18 that are required to be made or obtained after the Closing under Licenses and Permits and (c) filings, registrations, licenses and permits listed on Schedule 3.18 generally applicable to businesses similar to those of Oklahoma

Truck Supply required to be obtained or made by Oklahoma Truck Supply after the Closing in the ordinary course of business as a result of the consummation of the transactions contemplated hereby.

                  3.19 Employee Benefit Plans; Employment Agreements.

                  (a) Plans. Schedule 3.19(a) sets forth a true, complete and accurate list of: (i) any and all severance or employment agreements with any current or former director, officer, independent contractor or employee of Oklahoma Truck Supply; (ii) any and all severance plans, programs or policies;
(iii) any and all plans, agreements or arrangements relating to current or former directors, officers, independent contractors or employees of Oklahoma Truck Supply containing change in control provisions or currently established, maintained or contributed to by Oklahoma Truck Supply, including bonus, incentive compensation, stock ownership, stock option, stock appreciation, stock purchase, phantom stock, vacation, retirement, insurance, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, workers compensation, pension, employee stock ownership, profit-sharing or deferred compensation plans; (iv) collective bargaining agreements; (v) any employee welfare and employee pension benefit plans (as such terms are defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently established, maintained or contributed to by Oklahoma Truck Supply and are applicable to Oklahoma Truck Supply's former or current employees (singularly, "Employee Benefit Plan" and collectively, "Employee Benefit Plans"); and (vi) all Employee Benefit Plans, except those disclosed above, previously established, maintained or contributed to by Oklahoma Truck Supply, or any one of them acting alone ("Terminated Employee Benefit Plans").

                  (b) Pension and Welfare Benefit Plans. With respect to the Employee Benefit Plans and Terminated Employee Benefit Plans, each as described on Schedule 3.19(a):

                           (i) each Employee Benefit Plan is in compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to such Employee Benefit Plan, including but not limited to ERISA and the Code, and each Employee Benefit Plan has been administered in accordance with its terms;

                           (ii) with respect to any Employee Benefit Plan that is an employee welfare benefit plan (which term shall have the meaning set forth in Section 3(3) of ERISA), any trust related thereto has been determined to be tax-exempt by the IRS pursuant to Code ss. 501(c)(9) and nothing has occurred since the time of such determination to cause the loss of such trust's tax-exempt status. Each Employee Benefit Plan intended to be qualified pursuant to Code ss. 401(a) and Code ss. 501(a) is qualified under Code ss. 401(a) and Code ss. 501(a) and has received a favorable determination letter from the IRS covering the Tax Reform Act of 1986, as amended, that such ERISA Plans are so qualified and each trust established in connection with any such plan is exempt from federal income taxation and nothing (either in form or operation) has since occurred from the date of the last favorable determination letter to cause the loss of such qualification;

                           (iii) all required reports and disclosures (including without limitation the IRS Form 5500 Annual Return/Report, summary annual report and summary plan description) with respect to each Employee Benefit Plan have been timely filed and distributed;

                           (iv) any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to such Employee Benefit Plans have been appropriately given;

                           (v) all required contributions for all periods ending prior to Closing (including periods from the first day of the current plan year to Closing) will be made to such Employee Benefit Plans prior to the Closing Date by Oklahoma Truck Supply;

                           (vi) Oklahoma Truck Supply has not taken any action directly or indirectly that obligates Oklahoma Truck Supply to institute, modify or change any Employee Benefit Plan, any change in the manner in which contributions are made or the basis on which such contributions are determined;

                           (vii) all insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to such Employee Benefit Plans for policy years or other applicable policy periods ending on or before Closing;

                           (viii) with respect to each such Employee Benefit Plan, neither Oklahoma Truck Supply, its affiliates, nor any fiduciary (as defined in ERISA ss. 3(21)) of any Employee Benefit Plan have engaged in any prohibited transactions (as defined in ERISA ss. 406 or Code ss. 4975); no penalty, fine, tax, action, suit, grievance, arbitration, investigation, audit, litigation or claim (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to any Employee Benefit Plans, Oklahoma Truck Supply, or any fiduciary (as defined in ERISA ss. 3(21)) of any such Employee Benefit Plan (including without limitation any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under such plans); neither Oklahoma Truck Supply, nor any fiduciary with respect to any Employee Benefit Plan has any knowledge of any facts that would give rise to or could give rise to any penalty, fine, tax, action, suit, grievance, arbitration or other manner of litigation, or claim; and Oklahoma Truck Supply has not incurred any lien under Section 401(a)(29) or any liability for any tax or civil penalty imposed by
         Section 4971 or 4976 of the Code or Section 502 of ERISA and no condition or set of circumstances exists that presents a risk to Oklahoma Truck Supply of incurring any such lien or liability;

                           (ix) no Employee Benefit Plan is (A) a "defined benefit" plan (as defined in Section 3(35) of ERISA, (B) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (C) a "multiple employer" or a "multiple employer welfare arrangement" within the meaning of Section 413(c) of the Code or Section 514(b)(6) of ERISA, respectively, or (D) a "welfare benefit fund" as defined in
         Section 419(e) of the Code;

                           (x) neither Oklahoma Truck Supply nor any of its affiliates is subject to any liability under Title IV of ERISA, including without limitation any withdrawal liability on behalf of a multiemployer plan;

                           (xi) none of Oklahoma Truck Supply or any of its directors, officers, employees or any fiduciary of any Employee Benefit Plan has any liability for a breach of fiduciary responsibility imposed by ERISA for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such Employee Benefit Plans;

                           (xii) no current or former employee of Oklahoma Truck Supply will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any "rabbi trust" or similar arrangement in connection with any Employee Benefit Plan will be entitled to payment as a result of the transactions contemplated by this Agreement; and

                           (xiii) no Employee Benefit Plan provides medical, life or other welfare benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law). With respect to any contract or arrangement with an insurance company providing funding under any Employee Benefit Plan, there is no material liability for any retroactive rate adjustment. Except as disclosed on Schedule 3.19(a), Oklahoma Truck Supply has the right to amend or to terminate its participation with respect to each Employee Benefit Plan. Each Employee Benefit Plan that is a "group health plan," as defined in
         Section 5000 of the Code has been operated in accordance with Section 4980B of the Code, Section 9801 and the secondary payor requirements of
         Section 1862(b) of the Social Security Act.

                  3.20 Compliance with Environmental Laws.

                  (a) Definitions. The following terms, when used in this
Section 3.20, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                           (i) "Oklahoma Truck Supply" for the purposes of this Section, shall include (A) Oklahoma Truck Supply, (B) all partnerships, joint ventures and other entities or organizations in which Oklahoma Truck Supply was at any time or is a partner, joint venturer, member or participant and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Oklahoma Truck Supply or to which Oklahoma Truck Supply has succeeded.

                           (ii) "Release" shall mean and include any existing or previously existing spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and/or otherwise as defined in any Environmental Law.

                           (iii) "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                           (iv) "Environmental Laws" shall mean all laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations of any governmental or judicial authority at the federal, state or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act and the Hazardous Materials Transportation Act.

                           (v) "Environmental Conditions" means the introduction into the environment, whether or not yet discovered, of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which Oklahoma Truck Supply has or may become liable to any person or by reason of which any Facility, former Facility or any of the assets of Oklahoma Truck Supply may suffer or be subjected to any lien or as a result of which Oklahoma Truck Supply or FleetPride could incur any damage, loss, cost, expense, claim, demand, order or liability to a third party (including, without limitation, any governmental authority).

                  (b) Notice of Violation. Oklahoma Truck Supply has not received a notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facilities, any former Facilities or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law. Oklahoma Truck Supply has not received notice of any other claim, demand or action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or former Facilities, or in connection with any operations or activities of Oklahoma Truck Supply.

                  (c) Environmental Conditions. To the best knowledge of Oklahoma Truck Supply, there are no present or past Environmental Conditions, except as disclosed in the reports listed on Schedule 3.20(d) or as listed on Schedule 3.20(d). With respect to the matter listed as Item 5 on Schedule 3.20(d), the Existing Shareholders agree to re-mediate the pump area to the extent required by Environmental Laws and pursuant to a scope of work reasonably acceptable to FleetPride within 60 days of the date of this Agreement or such other date agreed to in writing by the parties. The Existing Shareholders shall also replace any removed soil with clean fill. FleetPride will be responsible for installing a concrete pad underneath the pumps.

                  (d) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Oklahoma Truck Supply, of all environmental audits or assessments which have been conducted at any Facility or former Facility within the past five years, either by Oklahoma Truck Supply or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to FleetPride or its representatives and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Oklahoma Truck Supply has knowledge is included in Schedule 3.20(d) hereto.

                  (e) Indemnification Agreements. Oklahoma Truck Supply is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract (excluding insurance policies disclosed on Schedule 3.23) under which Oklahoma Truck Supply is obligated by or entitled to the benefits of directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

                  (f) Releases or Waivers. Oklahoma Truck Supply has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                  (g) Notices, Warnings and Records. Oklahoma Truck Supply has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws of which it has knowledge.

                  (h) Compliance. Oklahoma Truck Supply has never violated and is presently in compliance with all Environmental Laws of which it has knowledge, except as disclosed in the reports listed on Schedule 3.20(d).

                  (i) Hazardous Substance. Oklahoma Truck Supply has not generated, manufactured, refined, transported, treated, disposed of, stored, handled, transferred, produced or processed any Hazardous Substance, except those which are handled and sold in the ordinary course of business in full compliance with all Environmental Laws.

                  (j) Underground Storage Tanks. There are no underground storage tanks at any Facility owned or operated by Oklahoma Truck Supply. Oklahoma Truck Supply does not own or operate any underground storage tanks, whether currently in use or formerly used.

                  (k) Asbestos Containing Material. Except as disclosed in the reports listed on Schedule 3.20(d), there is no asbestos containing material at any Facility owned or operated by Oklahoma Truck Supply.

                  (l) Liens. No lien has been imposed on any Facility pursuant to any Environmental Law.

                  3.21 Certain Business Relationships with Oklahoma Truck Supply. Except as disclosed on Schedule 3.21, none of the Existing Shareholders has been involved in any business arrangement or relationship with Oklahoma Truck Supply within the past 12 months, and none of such Existing Shareholders owns any assets, tangible or intangible, that are used in the business of Oklahoma Truck Supply.

                  3.22 Undisclosed Liabilities. Oklahoma Truck Supply has no liabilities or obligations, whether accrued, absolute, contingent or otherwise except (a) to the extent reflected or reserved for on the Balance Sheet, (b) liabilities or obligations incurred in the normal and ordinary course of business of Oklahoma Truck Supply since August 31, 1999, (c) liabilities or obligations disclosed in Schedule 3.22 hereto and in the other Schedules attached hereto or (d) liabilities or obligations disclosed elsewhere in this Agreement.

                  3.23 Insurance. Schedule 3.23 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided) maintained by Oklahoma Truck Supply on its (a) business, (b) assets or (c) employees at any time since September 1, 1996. All insurance coverage applicable to Oklahoma Truck Supply, or its business or assets is in full force and effect, insures Oklahoma Truck Supply in reasonably sufficient amounts against all risks deemed necessary by the Existing Shareholders or required by all contracts to which Oklahoma Truck Supply is a party and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no premiums for any such insurance that are due or past due and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers' compensation insurance policies maintained by Oklahoma Truck Supply have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of Oklahoma Truck Supply. No insurer has advised Oklahoma Truck Supply that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder.

                  3.24 Accounts Receivable. The accounts receivable set forth on the Balance Sheet, and all accounts receivable arising since the date of the Balance Sheet, represent bona fide claims of Oklahoma Truck Supply against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except (a) to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Balance Sheet and, (b) in the case of accounts receivable arising since the date of the Balance Sheet, to the extent of $15,000. The $15,000 allowance for bad debts is allowed without any encroachment into the $10,000 threshold otherwise allowed by Section 8.4.

                  3.25 Inventory. Schedule 3.25 contains a complete and accurate list of the addresses at which all inventory as set forth on the Balance Sheet, and all inventory acquired since the date of the Balance Sheet, is located. The inventory as set forth on the Balance Sheet or arising since the date of the Balance Sheet was acquired and has been maintained in accordance with the regular business practices of Oklahoma Truck Supply. Such inventory consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at the lower of cost or market on a FIFO basis. None of such inventory is obsolete, unusable, slow-moving, damaged or unsaleable in the ordinary course of business, except for such items of inventory which are returnable for credit or which have been written down to realizable market value, which items have an aggregate value of less than $25,000. The $25,000 allowance for inventory is allowed without any encroachment into the $10,000 threshold otherwise allowed by Section 8.4.

                  3.26 Payments. Oklahoma Truck Supply has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the business, assets or operations of Oklahoma Truck Supply, that is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction. Oklahoma Truck Supply has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

                  3.27 Customers, Distributors and Suppliers. Schedule 3.27 sets forth a complete and accurate list of the names and addresses of Oklahoma Truck Supply's ten largest (in terms of dollar volume) (a) customers, distributors and other agents and representatives during Oklahoma Truck Supply's last fiscal year, showing the approximate total sales in dollars by Oklahoma Truck Supply to such customer during such fiscal year; and (b) suppliers during Oklahoma Truck Supply's last fiscal year, showing the approximate total purchases in dollars by Oklahoma Truck Supply from such supplier during such fiscal year. Since August 31, 1999, there has been no adverse change in the business relationship of Oklahoma Truck Supply with any customer, distributor or supplier named on
Schedule 3.27. Oklahoma Truck Supply has not received any communication from any customer, distributor or supplier named on Schedule 3.27 of any intention to terminate or materially reduce purchases from or supplies to Oklahoma Truck Supply.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF FLEETPRIDE

                  FleetPride represents and warrants to the Existing Shareholders as follows:

                  4.1 Corporate Organization and Standing. FleetPride is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

                  4.2 Authorization. This Agreement and the Ancillary Agreements have been duly authorized. This Agreement and the Ancillary Agreements have been duly executed and delivered by FleetPride, and are the legal, valid and binding obligations of FleetPride, enforceable against it in accordance with their terms.

                  4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement, the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which FleetPride is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of FleetPride's Articles of Incorporation or Bylaws (or other charter documents), or a default under or violation of any material restriction, lien, encumbrance or any contract to which FleetPride is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, (c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which FleetPride is subject or (d) violate, conflict with or result in a breach of any applicable federal or state rule or regulation.

                  4.4 No Other Reports. FleetPride has not received or obtained any written reports bearing on environmental issues other than those listed on
Schedule 3.20(d).

                                   ARTICLE V.
                                    COVENANTS

                  The Existing Shareholders and FleetPride each covenant with the others as follows:

                  5.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree, after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the Parties agree to use their respective best efforts (i) to obtain all necessary waivers, consents and approvals from other parties (including, without limitation, governmental entities) to the consummation of the transactions contemplated by this Agreement; (ii) to obtain all necessary Licenses and Permits as are required to be obtained under any regulations; (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities; and (vi) to fulfill all conditions to this Agreement.

                  5.2 Tax Matters.

                  (a) Tax Indemnification.

                      (i) The Existing Shareholders shall jointly and severally indemnify, defend and hold FleetPride harmless from and against: (A) any and all liability for Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Oklahoma Truck Supply) of Oklahoma Truck Supply for all taxable periods ending on or before the Closing Date (the "Pre-Closing Tax Period") and for the portion of any Taxes (including without limitation any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included Oklahoma Truck Supply) of Oklahoma Truck Supply for any Straddle Period (as defined in Section 5.2(a)(iii)) that is allocated pursuant to Section 5.2(a)(iii) to the Pre-Closing Tax Period (such liabilities collectively, "Pre-Closing Tax Liabilities"); (B) any and all liability (as a result of Treasury Regulation ss.1.1502-6 or any similar provision of state, local or foreign law or otherwise) for Taxes of the Existing Shareholders or any other person (other than Oklahoma Truck Supply) that is or has ever been affiliated with Oklahoma Truck Supply, or with whom Oklahoma Truck Supply otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return prior to the Closing; (C) any and all liability for Conveyance Taxes (as hereinafter defined); (D) any and all liability for Taxes or other Losses (as defined in Section 8.1) arising out of a breach or inaccuracy of any representation or warranty contained in Section 3.12; and (E) any and all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (A), (B), (C) or (D) above; provided, however, that with respect to any Tax Claim (as hereinafter defined) for the Pre-Closing Tax Period giving rise to a "timing difference," the amount of the indemnity obligation of the Existing Shareholders for Taxes pursuant to this Section 5.2(a)(i) shall only include the amount of any interest, penalty, fine and addition to tax or additional amount (and not the amount of any taxes owed to any governmental authority as a result of the "timing difference," the liability for which shall be borne by FleetPride). Nothing in the foregoing proviso changes the indemnity obligation of the Existing Shareholders to jointly and severally indemnify, defend and hold FleetPride harmless from and against any and all liability for any Taxes (as defined in Section 3.12, specifically including any interest, penalty, fine and addition to tax or additional amount) for the Pre-Closing Tax Period arising from a Tax Claim that gives rise to a "permanent difference."

                      (ii) FleetPride shall indemnify, defend and hold the Existing Shareholders harmless from and against: (A) any and all liability for Taxes of Oklahoma Truck Supply for any taxable period ending after the Closing Date (except with respect to a Straddle Period, in which case FleetPride's indemnity will cover only Taxes (other than Conveyance Taxes) that are not Pre-Closing Tax Liabilities); (B) any liability (as a result of Treasury Regulation ss.1.1502-6 or any similar provision of state, local or foreign law or otherwise) for Taxes of FleetPride or any other person (other than Oklahoma Truck Supply) that is or has ever been affiliated with FleetPride, or with whom FleetPride joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return; and (C) any and all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any liability for Taxes described in clause (A) or (B) above.

                      (iii) In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"), Taxes of Oklahoma Truck Supply for the Straddle Period shall be computed in a manner consistent with past practice, and shall be allocated to the Pre-Closing Tax Period using an interim-closing-of-the-books method assuming that such taxable period ended at the close of the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis and (B) real property, personal property, intangibles and other similar taxes shall be allocated in accordance with the principles of Section 164(d) of the Code.

                  (b) Procedures Relating to Tax Indemnification.

                      (i) If any claim for Taxes is made by any governmental authority that, if successful, would result in an indemnity payment pursuant to
Section 5.2(a) (a "Tax Claim"), or if notice is given by any governmental authority of the commencement of an audit with respect to Taxes that could give rise to such a Tax Claim (a "Tax Audit"), the party seeking indemnification (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") in writing of the Tax Claim or Tax Audit within 45 days of receipt of such claim or such notice, as the case may be, and in sufficient detail to apprise the Indemnifying Party of the nature of the Tax Claim or the Tax Audit. If notice of a Tax Claim or a Tax Audit is not given to the Indemnifying Party within such 45 day period or in detail sufficient to apprise the Indemnifying Party of the nature of the Tax Claim or the Tax Audit, the Indemnifying Party shall not be liable to the Indemnified Party to the extent that the Indemnifying Party's position is actually and materially prejudiced as a result thereof.

                      (ii) FleetPride shall have the sole right to represent the interests of Oklahoma Truck Supply in the defense of and to control any Tax Claim or the conduct of any Tax Audit. Notwithstanding the foregoing, the Existing Shareholders shall be entitled to participate at their own expense in the defense of any such Tax Claim or the conduct of any such Tax Audit for a Taxable year or period ending after the Closing Date that may be subject to indemnification by the Existing Shareholders pursuant to Section 5.2(a)(i). FleetPride shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim without the prior written consent of the Existing Shareholders if such settlement would result in an indemnity payment from the Existing Shareholders to FleetPride pursuant to Section 5.2(a)(i). In such case, the Existing Shareholders' consent shall not be unreasonably withheld.

                  (c) Preparation and Filing of Returns.

                      (i) The Existing Shareholders shall cause Oklahoma Truck Supply to prepare and file on a timely basis all Tax Returns with respect to Oklahoma Truck Supply that are required to be filed (after giving effect to any valid extensions thereof) on or prior to the Closing Date.

                      (ii) FleetPride shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis all other Tax Returns with respect to Oklahoma Truck Supply. In connection therewith, the Existing Shareholders shall be responsible for and shall pay any Taxes for which the Existing Shareholders have agreed to indemnify FleetPride pursuant to Section 5.2(a)(i). Before filing any Tax Return with respect to any Straddle Period or any other Tax Return with respect to Taxes for which the Existing Shareholders have agreed to indemnify FleetPride pursuant to Section 5.2(a)(i), FleetPride shall provide the Existing Shareholders with a copy of such Tax

Return at least 20 business days prior to the last date for timely filing such Tax Return (after giving effect to any valid extensions thereof), accompanied by a statement calculating in reasonable detail the Existing Shareholders' indemnification obligation pursuant to Section 5.2(a)(i). If for any reason the Existing Shareholders do not agree with FleetPride's calculation of their indemnification obligation, the Existing Shareholders shall notify FleetPride of their disagreement within ten days of receiving a copy of the Tax Return and FleetPride's calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism (as hereinafter defined). If the Existing Shareholders agree with FleetPride's calculation of their indemnification obligation, the Existing Shareholders shall pay to FleetPride the amount of the Existing Shareholders' indemnification obligation at least five business days prior to the last date for timely filing such Tax Return (including any valid waivers or extensions thereof).

                      (iii) Any refunds or credits of Taxes of Oklahoma Truck Supply plus any interest received with respect thereto from an applicable taxing authority for any taxable period ending on or before the Closing Date (including, without limitation, refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall, except as otherwise provided in
Section 5.2(j) and except to the extent any such refund or claim is reflected as an asset on Oklahoma Truck Supply's balance sheet as of August 31, 1999, be for the account of the Existing Shareholders and shall be paid by FleetPride to the Existing Shareholders within 30 days after FleetPride receives such refund or after the relevant Tax Return is filed in which the credit is applied against FleetPride's or the Surviving Corporation's liability for Taxes. Any refunds or credits of Taxes of Oklahoma Truck Supply plus any interest received with respect thereto from an applicable Taxing authority for any Taxable period beginning after the Closing Date shall be for the account of FleetPride. Any refunds or credits of Taxes of Oklahoma Truck Supply for any Straddle Period shall be apportioned between the Existing Shareholders, on the one hand, and FleetPride, on the other hand, in the same manner as the liability for such Taxes is apportioned pursuant to Section 5.2(a)(iii).

                  (d) Cooperation on Tax Matters. Within 30 days following the Closing Date, the Existing Shareholders shall deliver or cause to be delivered to FleetPride all books, records, Tax Returns, schedules, work papers and other documents (including without limitation appraisals and other background information) that are in the possession of the Existing Shareholders and that relate to any Taxes of Oklahoma Truck Supply for any Taxable year or other period. Upon request of FleetPride, the Existing Shareholders shall furnish FleetPride as promptly as practicable with such information and assistance relating to Oklahoma Truck Supply and its business and affairs as may be reasonably necessary for the preparation and filing of any Tax Return of Oklahoma Truck Supply, for the preparation and defense of any audit or other dispute relating to Taxes of Oklahoma Truck Supply for any taxable period or for defending against or prosecuting any claim, suit or proceeding relating to Taxes of Oklahoma Truck Supply for any taxable period.

                  (e) Conveyance Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Existing Shareholders shall be liable for, and shall timely pay, any and all gains, transfer, sales, use, bulk sales, recording, registration, documentary, stamp and other Taxes that may result from, or be incurred in connection with, the transactions contemplated by this Agreement ("Conveyance Taxes"). The Existing Shareholders shall, at their own expense, properly complete, sign and timely file any and all required Tax Returns with respect to Conveyance Taxes.

                  (f) Survival of Tax Provision. The obligations of the parties set forth in this Section 5.2 shall be unconditional and absolute and shall remain in effect until the date that is 90 days after the expiration of the relevant statute of limitations applicable to the Taxes at issue, giving effect to all valid waivers or extensions thereof. Claims for indemnification arising under or with respect to Section 3.12 or this
Section 5.2 may not be made unless notice of such claims has been given on or prior to the date that is 90 days after the expiration of the relevant statute of limitations applicable to the Taxes at issue, giving effect to all valid waivers or extensions thereof.

                  (g) Exclusivity. All rights and obligations of the parties hereto with respect to Taxes, including all rights of either party to indemnification with respect to Taxes, shall be governed exclusively by the provisions of this Section 5.2 and Section 3.12 and, in particular, the provisions of Article VIII shall not apply to obligations arising under this
Section 5.2.

                  (h) Tax Dispute Resolution Mechanism. Whenever in this Section
5.2 it is provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: The parties shall submit the dispute to a jointly selected nationally recognized accounting firm (the "Settlement Accountants") for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving a dispute shall be borne equally by the Existing Shareholders and by FleetPride, other than fees and expenses relating to a dispute as to the amount of Taxes owed by either of the parties with respect to a Tax Return for a Straddle Period, in which case such fees and expenses shall be paid by FleetPride and by the Existing Shareholders in proportion to each party's respective liability for Taxes as determined by the Settlement Accountants.

                  (i) Tax Sharing Agreements. Any and all existing agreements or practices relating to the allocation or sharing of Taxes (the "Tax Sharing Agreements") between Oklahoma Truck Supply and any member of an affiliated group, within the meaning of Section 1504(a) of the Code, of which Oklahoma Truck Supply is or was a member shall be terminated as of the Closing Date without payment by or other obligation of Oklahoma Truck Supply. After the Closing Date, neither Oklahoma Truck Supply nor any member of any such group shall have any further rights or obligations under any such Tax Sharing Agreement.

                  (j) Carryforwards of Losses. FleetPride shall be free to cause the Surviving Corporation to elect, where permitted by applicable law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date, including, without limitation, any such loss or other item that would, absent such election, be carried back to a Taxable period ending on or before the Closing Date. Notwithstanding anything to the contrary in Section 5.2(c)(iii), FleetPride shall be entitled to any refund of income Taxes paid before the Closing Date, to the extent that such refund is attributable to carryback of losses or deductions of the Surviving Corporation that accrue after the Closing Date.

                  5.3 Pre-Closing Date Termination of the Shareholders' Agreement and Bonus Policy.


                  (a) Shareholders' Agreement. Effective prior to the Closing Date, the Existing Shareholders shall terminate the Shareholders' Agreement, dated August 1, 1990, by and between the Existing Shareholders and Oklahoma Truck Supply (the "Shareholders' Agreement"), and the Existing Shareholders agree that as of the Closing Date, Oklahoma Truck Supply and FleetPride shall have no liability in connection with the Shareholders' Agreement, the termination of the

Shareholders' Agreement or the holding, termination or other disposition of the insurance policies (including, without limitation, liability for premiums due on the policies or taxes due with respect to the disposition of, or payments made under, such policies) owned by the Existing Shareholders in conjunction with the Shareholders' Agreement.

                  (b) Bonus Policy. Effective prior to the Closing Date, the Existing Shareholders shall cause, through appropriate action taken by the board of directors of Oklahoma Truck Supply or otherwise, the termination of all of Oklahoma Truck Supply's bonus plans or policies, including, without limitation, the bonus policy adopted by the board of directors of Oklahoma Truck Supply as reflected in the minutes of the forty-fifth meeting of the board, held on August 27, 1997, and attached as Schedule E thereto (the "Bonus Policy"), and the Existing Shareholders agree that as of the Closing Date, Oklahoma Truck Supply and FleetPride shall have no liability or obligation of any kind, retroactively or prospectively, to make bonus payments for any period, or to declare and pay any dividend, under the Bonus Policy, or with respect to the termination of the Bonus Policy, or with respect to any other bonus plan or policy of Oklahoma Truck Supply, including the termination thereof.


                                   ARTICLE VI.
                 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
                                  BY FLEETPRIDE

                  The obligations of FleetPride under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by FleetPride.

                  6.1 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

                  6.2 Representations and Warranties. Except as otherwise contemplated by this Agreement, all representations and warranties of the Existing Shareholders contained in this Agreement shall be true and correct as of the Closing Date.

                  6.3 Performance of Agreements. The Existing Shareholders shall have performed in all material respects all obligations, agreements and commitments required to be fulfilled by them pursuant to the terms hereof on or prior to the Closing Date.

                  6.4 Compliance Certificate. The Existing Shareholders shall have delivered to FleetPride or its representatives, their respective certificates, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections 6.2 and 6.3 hereof.

                  6.5 Stock Certificates. The Existing Shareholders shall deliver to FleetPride certificates representing all of the Shares, together with duly executed transfer powers in favor of FleetPride.

                  6.6 Stock Books. FleetPride shall have received the stock books, stock ledgers, minute books and corporate seal (if any) of Oklahoma Truck Supply.

                  6.7 Officers and Directors. FleetPride shall have received the written resignation of all officers and directors of Oklahoma Truck Supply in office immediately prior to the Closing.

                  6.8 Opinion of Counsel. FleetPride shall have received the opinion of Kelley and Kelley, PC, counsel for Oklahoma Truck Supply and the Existing Shareholders, in the form set forth in Schedule 6.8 hereto.

                  6.9 Consents, Etc. All authorizations, consents or approvals of any and all third parties and governmental regulatory authorities necessary in connection with the consummation of the Closing shall have been obtained and be in full force and effect. Copies of all such authorizations, consents or approvals shall have been delivered to FleetPride or its representatives.

                  6.10 Ancillary Agreements. The following agreements (the "Ancillary Agreements") shall have been duly executed and delivered by all parties thereto other than FleetPride: (a) an escrow agreement (the "Escrow Agreement") by and among FleetPride, the Existing Shareholders and Chase Manhattan Bank and Trust Company, National Association, as "Escrow Agent;" (b) a non-competition agreement by and between FleetPride and Norman C. Long; and (c) a lease agreement (the "Lease Agreement") by and between Oklahoma Truck Supply and Long Family Investment Company, an Oklahoma general partnership, for the property located at 6045 N.W. 2nd Street, Oklahoma City, Oklahoma 73127.

                  6.11 Nonforeign Affidavit. Each Existing Shareholder shall furnish to FleetPride an affidavit, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                  6.12 Terminations. The Existing Shareholders shall have furnished to FleetPride evidence of termination of (a) the Shareholders' Agreement and (b) the Bonus Policy, in accordance with Section 5.3 hereof.


                                  ARTICLE VII.
                 CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
                          BY THE EXISTING SHAREHOLDERS

                  The obligations of the Existing Shareholders under this Agreement are subject to the fulfillment prior to the Closing of each of the following conditions, any one or more of which may be waived by the Existing
Shareholders:

                  7.1 No Injunctive Proceedings. No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement shall have been issued and remain in effect.

                  7.2 Representations and Warranties. Except as otherwise contemplated by this Agreement, all representations and warranties of FleetPride contained in this Agreement shall be true and correct as of the Closing Date.

                  7.3 Performance of Agreements. FleetPride shall have performed in all material respects all obligations, agreements and commitments required to be fulfilled by FleetPride pursuant to the terms hereof on or prior to the Closing Date.

                  7.4 Compliance Certificates. FleetPride shall have delivered to the Existing Shareholders a certificate, dated the Closing Date, executed on its behalf by its President or a Vice President, as to the fulfillment of the conditions set forth in Sections 7.2 and 7.3 hereof.

                  7.5 Ancillary Agreements. The condition set forth in Section
6.10 shall be satisfied.

                  7.6 Consents; Etc. All authorizations, consents or approvals of any and all third parties and governmental regulatory authorities necessary to be obtained prior to the Closing in connection with the consummation by FleetPride of the Closing shall have been obtained and be in full force and effect, except where a failure to obtain an authorization, consent or approval is a result of a breach by Oklahoma Truck Supply or the Existing Shareholders.

                  7.7 Indemnification of Guarantor. FleetPride shall use its best efforts to obtain a letter of credit to replace the HD America Letter of Credit prior to the Closing or as soon thereafter as reasonably practicable. At the Closing, in the event the HD America Letter of Credit remains outstanding, FleetPride hereby agrees to indemnify and hold harmless Norman C. Long from any liabilities or other obligations arising as a result of his guaranty of the HD America Letter of Credit.


                                  ARTICLE VIII.
                    ACTIONS BY THE PARTIES AFTER THE CLOSING

                  8.1 Indemnification by the Existing Shareholders. Subject to the provisions of this Article VIII, the Existing Shareholders will jointly and severally indemnify, defend and hold harmless FleetPride and its stockholders, subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as "FleetPride's Indemnified Persons") from and against any and all loss, liability, damage (excluding consequential, indirect special, exemplary and punitive damages) or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and reasonable attorneys' fees) (collectively, "Losses") that FleetPride's Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of any Existing Shareholder in this Agreement or in any Schedule hereto; (b) the breach of any warranty of any Existing Shareholder in this Agreement or any Schedule hereto; or (c) the nonfulfillment of any covenant, undertaking, agreement or other obligation of any Existing Shareholder under this Agreement or any Schedule hereto. "Losses" as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims. FleetPride agrees that it will take all necessary action to cause Oklahoma Truck Supply to (a) maintain insurance consistent with insurance coverage now carried by Oklahoma Truck Supply for at least one year following the Closing, (b) make all necessary claims for insured Losses, (c) cooperate by providing all requested or required information to the insurers and
(d) use its reasonable efforts to pursue each such claim to recover amounts recoverable under such policies. Payment is a condition precedent to recovery of indemnification for Losses in those cases where a payment is required to be made in connection with such Loss.

                  8.2 Indemnification by FleetPride. Subject to the provisions of this Article VIII, FleetPride agrees to indemnify, defend and hold the Existing Shareholders and their respective heirs, representatives, successors and assigns (such persons are hereinafter collectively referred to as the "Existing Shareholders' Indemnified Persons"), harmless from and against any and all Losses that the Existing Shareholders' Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of FleetPride in this Agreement or in any Schedule hereto;
(b) the breach of any warranty of FleetPride in this Agreement or any Schedule hereto; or (c) the nonfulfillment of any covenant, undertaking, agreement or other obligation of FleetPride under this Agreement or any Schedule hereto. The Existing Shareholders agree that they will take all necessary action to cause the Existing Shareholders' Indemnified Persons to (a) make all necessary claims for insured Losses, (b) cooperate by providing all requested or required information to the insurers and (c) use reasonable efforts to pursue each such claim to recover amounts recoverable under such policies.

                  8.3 Survival of Representations, Warranties and Covenants. The several representations, warranties and covenants of the Parties contained in this Agreement or in any document delivered pursuant hereto and the Parties' right to indemnity in accordance with this Article VIII shall survive the Closing Date and shall remain in full force and effect for one year thereafter; provided, however, that the representations and warranties set forth in Section
3.19 relating to employee benefits matters shall survive for the length of the applicable statute of limitations; provided further that the representations and warranties set forth in Sections 3.4, 3.5 and 3.6 shall survive indefinitely.

                  8.4 Threshold. No FleetPride's Indemnified Person or Existing Shareholders' Indemnified Person shall be entitled to any recovery in accordance with this Article VIII unless and until the amount of such Losses suffered, sustained or incurred by such party, or to which such party becomes subject, by reason of such inaccuracy, breach or nonfulfillment exceeds $10,000, subject to
(a) the last sentence of (i) Section 3.24 and (ii) Section 3.25 and (b) Section 8.7.

                  8.5 Notice and Opportunity to Defend. Promptly after receipt by an indemnified party under this Article VIII of notice of any claim or the commencement of any action, the indemnified party shall, if a claim is to be made against the indemnifying party under this Article VIII, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Article VIII except to the extent it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not release it from any liability that it may have to an indemnified party otherwise than under this Article VIII. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article VIII for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the employment thereof has been specifically authorized by the indemnifying party in writing,
(b) such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel or (c) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties, which firm shall be designated in writing by FleetPride if the indemnified parties under this Article VIII consist of any FleetPride's Indemnified Persons, or by Norman C. Long, if the indemnified parties under this Article VIII consist of any Existing Shareholders' Indemnified Persons. Each indemnified party, as a condition of the indemnity agreements contained in this Article VIII, shall use its reasonable best efforts to cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any Loss by reason of such settlement or judgment.

                  8.6 Indemnification Payments. At the Closing, FleetPride will deliver by wire transfer of immediately available funds an amount equal to $178,000, to the Escrow Agent to be held by the Escrow Agent for 12 months pursuant to the terms of the Escrow Agreement and to serve as partial security for the indemnification obligations of the Existing Shareholders under this Agreement. Any indemnification obligations of the Existing Shareholders under this Article VIII shall be satisfied first by amounts held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

                  8.7 Insurance Effect. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Loss.

                                   ARTICLE IX.
                                  MISCELLANEOUS

                  9.1 Expenses. Except as otherwise set forth in this Agreement, FleetPride shall pay all costs and expenses incurred by it or on its behalf, and FleetPride shall pay all costs and expenses incurred by any Existing Shareholder or Oklahoma Truck Supply on such Existing Shareholder's or Oklahoma Truck Supply's behalf prior to the Closing, in connection with this

Agreement and the transactions contemplated hereby, including fees and expenses of their financial consultants, accountants, legal counsel and environmental consultants.

                  9.2 Notices. All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the Parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

                  If to any Existing Shareholder, at the address or telecopier number of such Existing Shareholder set forth on Annex B hereto.

                  With a Copy to:

                           Kelley, Kelley & Gregory
                           One Leadership Square
                           211 North Robinson
                           Suite 800
                           Oklahoma City, Oklahoma  73102
                           Attn:  Jim Kelley
                           Telecopy No.: (405) 235-5247

                  And:

                           Norman C. Long
                           15321 Fairview Farm Road
                           Edmond, Oklahoma 73013-1330
                           Telecopy No.: (405) 844-6888

                  If to FleetPride

                           FleetPride, Inc.
                           520 Lake Cook Road
                           Deerfield, Illinois 60015
                           Attn.:  John J. Greisch
                           Telecopy No.:  (847) 444-1096

                  With a Copy to:

                           Brentwood Associates
                           11150 Santa Monica Boulevard
                           Suite 1200
                           Los Angeles, California 90025
                           Attn.:  Christopher A. Laurence
                           Telecopy No.:  (310) 477-1011

                  And:

                           Jones, Day, Reavis & Pogue
                           77 West Wacker
                           Chicago, Illinois  60601-1692
                           Attn.:  Timothy J. Melton
                           Telecopy No.:  (312) 782-8585

                  All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the Parties shall hereafter notify the other in accordance with this Section 9.2 of any change of address or telecopy number to which notice is required to be mailed.

                  9.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  9.4 Entire Agreement. This Agreement and the other written agreements entered into on the date hereof constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

                  9.5 Headings. The headings contained in this Agreement and in the Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.6 Assignment; Amendment of Agreement. This Agreement shall be binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party hereto without the prior written consent of all other Parties hereto. This Agreement may be amended only by written agreement of the Parties hereto, duly executed and delivered by an authorized representative of each of the Parties hereto.

                  9.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Oklahoma applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

                  9.8 Further Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary in order to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

                  9.9 No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any parties other than FleetPride or the Existing Shareholders, and no person shall assert any rights as third-party beneficiary hereunder.

                  9.10 Non-Waiver. The failure in any one or more instances of a Party hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

                  9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  9.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

                  9.13 Knowledge. As used herein, to the "knowledge" or similar phrase includes actual knowledge, after reasonable inquiry, of any officer, director or shareholder of Oklahoma Truck Supply.



                            (signature page follows)

                  IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first above written.


FLEETPRIDE, INC.


                               By: /s/ JOHN P. MILLER
                                  ----------------------------------------------
                               Name:    John P. Miller
                               Title:   Vice President, Chief Financial Officer,
                                        Treasurer and Secretary


THE NORMAN C. LONG TRUST

                                           /s/ NORMAN C. LONG
                               -------------------------------------------------
                                          Norman C. Long, Co-Trustee

                                           /s/ JACQUELIN S. LONG
                               -------------------------------------------------
                                         Jacquelin S. Long, Co-Trustee


                               CARL T. LONG and/or DIANE LONG, as joint tenants with full right of survivorship


                                           /s/ CARL T. LONG
                               -------------------------------------------------
                                         Carl T. Long, as joint tenant
                                        with full right of survivorship


                                            /s/ DIANE LONG
                               -------------------------------------------------
                                         Diane Long, as joint tenant
                                       with full right of survivorship

                                     ANNEX A

                            THE EXISTING SHAREHOLDERS


                    Name                                             Shares
                    ----                                             ------
Norman C. Long and Jacquelin S.                                        247
Long, Trustees of the Norman C. Long Trust

Carl T. Long and/or Diane Long,                                        83
as joint tenants with full right of survivorship

                                     ANNEX B

                            THE EXISTING SHAREHOLDERS


Notice Addresses

Norman C. Long and Jacquelin S. Long, Trustees of the Norman C. Long Trust 15321 Fairview Farm Road
Edmond, Oklahoma 73013-1330
Telecopy No.:  (405) 844-6888
Telephone No.:  (405) 844-6888

Carl T. Long and/or Diane Long, as joint tenants with full right of survivorship 708 Villa Ave.
Yukon, Oklahoma  73099
Telephone No.:  (405) 354-0280





Wire Transfer Information

See attached Funds Flow Memorandum

                                       B-1